As filed with the Securities and Exchange Commission on March 29, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Post-Effective Amendment Number One
to
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-1766315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Market Street, Suite 2900, St. Louis, Missouri	63101
(Address of principal executive offices)	(Zip Code)

RALCORP HOLDINGS, INC.
2002 INCENTIVE STOCK PLAN AND
DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
(Full title of the plan)

C. G. Huber, Jr., Corporate Vice President, General
Counsel and  Secretary
RALCORP HOLDINGS, INC.
800 Market Street
Suite 2900
St. Louis, Missouri 63101
(Name and address of agent for service)
Telephone number of agent for service: 314-877-7000

DE-REGISTRATION OF SHARES

Ralcorp Holdings, Inc., previously registered on a Form S-8 Registration Statement (No. 333-91328), the offering of up to 2,135,136 shares of Common Stock $.01 par value (“Common Stock”) pursuant to the terms of the Ralcorp Holdings, Inc. 2002 Incentive Stock Plan (the “Plan”).

Shareholders of Ralcorp have approved the adoption of the Ralcorp Holdings, Inc. 2007 Incentive Stock Plan (the “2007 Plan”), which was intended to replace the prior Plan.  As with the adoption of the 2007 Plan, no new awards have been or will be granted under the prior Plan and the prior Plan remains in effect only with respect to outstanding awards.  Approximately 479,507 shares of Common Stock registered on Registration No. 333-91328 for offering under the prior Plan remain unsold or unreserved for outstanding awards.  Ralcorp has filed a new Registration Statement for the 2007 Plan.  The shares so remaining under this Registration Statement No. 333-91328 have been carried forward and registered under the new Registration Statement.  Consequently, Ralcorp is hereby de-registering 479,507 shares of Common Stock registered pursuant to Registration No. 333-91328.  All other shares of Common Stock registered pursuant to that Registration No. 333-91328 that have either been sold or reserved for outstanding awards remain registered.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned and hereto duly authorized, in the City of St. Louis, State of Missouri, on March 29, 2007.

RALCORP HOLDINGS, INC.

By:	/s/ C. G. Huber, Jr.
C. G. Huber, Jr.
Corporate Vice President, General Counsel
and Secretary